EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G, and any amendments thereto, with respect to the shares of common stock beneficially owned by each of them of Argus Capital Corp. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.

Dated: April 5, 2022

Argus Sponsor LLC

By:	/s/ Joseph R. Ianniello
Name: Joseph R. Ianniello
Title: Managing Member

/s/ Joseph R. Ianniello
Joseph R. Ianniello